Exhibit 99.1
NEWS RELEASE

Albany International Corp. Appoints Willard Station
as Executive Vice President - Chief Financial Officer

Rochester, New Hampshire, July 30, 2025 – Albany International Corp. (NYSE: AIN) announced today that its Board of Directors has appointed Willard Station as Executive Vice President – Chief Financial Officer, and elected him an officer of the Company effective September 1, 2025. Mr. Station has also been appointed Principal Financial Officer, succeeding Jairaj (JC) Chetnani, the Company’s Vice President – Investor Relations and Treasurer, who has served as interim Chief Financial Officer since May 23, 2025.

Mr. Station, 49, brings a wealth of experience in both financial strategy and operational leadership. Most recently, since April 2024, he served as Senior Vice President of Primary Care Sales for McKesson Medical-Surgical, a McKesson Corporation subsidiary, leading a team of more than 1,200 account executives and specialists supporting primary care physicians, ambulatory surgery centers, as well as community hospitals and laboratories. Prior to that, he was the subsidiary’s Chief Financial Officer and Senior Vice President of Finance. Mr. Station’s career also includes 16 years at The Boeing Company, from 2005 until 2021, where he held a number of increasingly senior finance roles, notably Vice President and Chief Financial Officer of Commercial Derivatives Airplanes from 2014 to 2021 and Director of Financial Operations for Boeing Commercial Airplanes (BCA) from 2011 to 2014. Mr. Station began his career in St. Louis with positions at Southwestern Bell Telephone Company and Bank of America. Mr. Station holds a Bachelor’s degree in Economics from Washington University and an Executive Master in International Business from Saint Louis University.

Gunnar Kleveland, Company President and CEO, commented, “We are delighted to welcome Will to Albany International and look forward to his contributions as part of our senior leadership team. His extensive industry background and expertise in both operations and finance will bring valuable new perspectives to our organization. I am confident that Will’s leadership will positively influence our financial strategy and help us achieve our long-term goals for growth and profitability. I would also like to thank JC for stepping up to take on the role as interim CFO along with his dedication and steady leadership over the past several months.”

Mr. Station remarked, “I am honored to be joining Albany International and am eager to begin working with Gunnar, the Board of Directors and my new Albany colleagues. I look forward to contacting our investors, analysts and banking partners, and building strong relationships as we move forward. The Company has tremendous opportunities ahead, and I am excited to collaborate with the team to execute our plans and realize our goals. I’m enthusiastic about contributing to the continued growth of this fantastic Company and delivering greater value to our customers and shareholders.”

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.

•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 30 facilities in 13 countries, employs approximately 5,400 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Investor / Media Contact:
JC Chetnani
603-330-5851
jc.chetnani@albint.com